UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant
to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 15, 2013

Guaranty Federal Bancshares, Inc.
(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

43-1792717

(I.R.S. employer identification number)

0-23325

(Commission file number)

1341 West Battlefield
Springfield, Missouri 65807
(Address of principal executive offices and zip code)

Registrant's telephone number, including area code: (417) 520-4333

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. to Form 8-K):

[_]	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[_]	Soliciting materials pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[_]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[_]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INCLUDED INFORMATION

Item 1.01 Entry into a Material Definitive Agreement.

On January 30, 2009, Guaranty Federal Bancshares, Inc. (the Company”) entered into and closed a Letter Agreement (including the Securities Purchase Agreement – Standard Terms) (the “Purchase Agreement”) with the United States Department of the Treasury ( “Treasury”) pursuant to which the Treasury invested $17,000,000 in the Company under the Treasury’s Troubled Asset Relief Program Capital Purchase Program (the “CPP”). Under the Purchase Agreement, the Treasury received (i) 17,000 shares of Series A Fixed Rate Cumulative Perpetual Preferred Stock, $1,000 liquidation preference (the “Series A Preferred Stock”), and (ii) a warrant to purchase up to 459,459 shares of the Company’s common stock at an exercise price of $5.55 per share (the “Warrant”).

On June 13, 2012, the Company repurchased from Treasury 5,000 shares of Series A Preferred Stock for $5,019,444.44. The repurchase was made pursuant to that certain letter agreement between the Company and Treasury dated as of that date. Upon completion of the repurchase, Treasury held the remaining 12,000 shares of Series A Preferred Stock and the Warrant.

The Company entered into a Placement Agency Agreement with Treasury on April 15, 2013 in connection with a private auction by Treasury of the remaining 12,000 shares of Series A Preferred Stock conducted immediately thereafter. On April 29, 2013, Treasury settled the sale of its remaining 12,000 shares of Series A Preferred Stock to the winning bidders in the private auction, consisting of six parties unrelated to the Company.

The Company notified Treasury in a letter dated May 8, 2013 of its intent to repurchase the Warrant at its fair market value. The Board of Directors of the Company had previously determined that it would be in the best interest of the Company and its stockholders to repurchase the Warrant and had also determined the Warrant’s fair market value to be $2,003,250 (the “Fair Market Value”). By letter dated May 10, 2013, Treasury notified the Company that it had accepted the Company’s offer to repurchase the Warrant at its Fair Market Value. Accordingly, on May 15, 2013, the Company entered into a Letter Agreement with Treasury (the “Warrant Repurchase Letter Agreement”) pursuant to which the Company repurchased the Warrant for $2,003,250 in cash. A copy of the Warrant Repurchase Letter Agreement is attached hereto as Exhibit 10 and is incorporated herein by reference. As a result of the aforementioned, the Warrant is no longer issued or outstanding and the Company’s participation in the CPP is completed. In addition, while the Series A Preferred Stock remains outstanding, as a result of Treasury’s sale of the Series A Preferred stock to third-party investors on April 29, 2013, Treasury no longer possesses any securities issued by the Company. Any repurchase or redemption of the Series A Preferred Stock by the Company would require regulatory approval.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

10.1	Warrant Repurchase Letter Agreement dated May 15, 2013

99.1	Press release dated May 15, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Guaranty Federal Bancshares, Inc.

By:	/s/ Shaun A. Burke
Shaun A. Burke
President and Chief Executive Officer

Date: May 15, 2013